Exhibit 2.1

REORGANZATION AND MERGER AGREEMENT

THIS REORGANIZATION AND MERGER AGREEMENT, dated as of the 18 day of June, 2013 (this “Agreement”) is entered into by and between FITT HIGHWAY PRODUCTS, INC., a Nevada corporation (“FHWY”) and F.I.T.T. ENERGY PRODUCTS, INC., a Nevada corporation (“ENERGY”). FHWY and ENERGY are referred to singularly as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, ENERGY is in the business of developing, manufacturing, distributing and selling dietary supplements, currently in the form of 2-ounce energy shots;

WHEREAS, FHWY is in the business of brand management in the nutritional and dietary supplements industry;

WHEREAS, the respective Boards of Directors and Shareholders of FHWY and ENERGY have deemed it advisable and in the best interests of FHWY and ENERGY that ENERGY be acquired by FHWY, pursuant to the terms and conditions set forth in this Agreement;

WHEREAS, FHWY and ENERGY propose to enter into this Agreement which provides, among other things, ENERGY be merged into FHWY with FHWY being the surviving corporation as more fully described in this Agreement; and

WHEREAS, the parties desire the transaction to qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration, of the promises and of the mutual representations, warranties and agreements set forth herein, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.  Definitions. The following terms shall have the following respective meanings:

“Affiliate”	with respect to any Party, a Person that directly or indirectly controls, is controlled by, or is under common control of such Party. For the purpose of this definition, “control” means (i) ownership of more than fifty percent (50%) of the voting shares of a Person or (ii) the right or ability to direct the management or policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement or otherwise;

“Business Day”	a day (other than a Saturday) on which banks in California are open for business throughout their normal business hours;
“Closing”	the closing of the transactions contemplated by this Agreement;
“Completion”	completion of acquisition of the ENERGY Shares in accordance with the terms and conditions of this Agreement;
“Encumbrance”

any mortgage, charge, pledge, lien (other than arising by statute or operation of law), equities, hypothecation or other encumbrance, priority or security interest, preemptive right deferred purchase, title retention, leasing, sale-and-repurchase or sale-and-leaseback arrangement whatsoever over or in any property, assets or rights of whatsoever nature and includes any agreement for any of the same and reference to “Encumbrances” shall be construed accordingly;

“Exchange Act”	the U.S. Securities Exchange Act of 1934, as amended;
“Person”	any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality);
“Securities Act”	the U.S. Securities Act of 1933, as amended;
“SEC”	the U.S. Securities and Exchange Commission;
“US”	United States of America;
“United States Dollars” or “US$”	United States dollars;

Section 1.02.  Rules of Construction.

(a)  Unless the context otherwise requires, as used in this Agreement: (i) “including” means “including, without limitation”; (ii) words in the singular include the plural; (iii) words in the plural include the singular; (iv) words applicable to one gender shall be construed to apply to each gender; (v) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules hereto; (vi) the terms “Article,” “Section” and “Schedule” shall refer to the specified Article, Section or Schedule of or to this Agreement and references to paragraphs shall refer to the relevant paragraph of a specified Schedule and (vii) the term “day” shall refer to calendar days.

(b)   Titles and headings to Articles and Sections are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

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ARTICLE II

THE SHARE EXCHANGE AND MERGER

Section 2.01  Share Exchange and Merger.

(a)   Subject to and upon the terms and conditions of this Agreement, on the Closing Date (as defined hereafter), ENERGY shall be merged into FHWY with FHWY being the surviving entity (the “Merger”).

(b)  In consideration for the Merger, FHWY shall deliver to the Shareholders of ENERGY restricted shares of FHWY’s common stock (the “FHWY Common Stock”), the amount of which will be determined at a ratio based on an independent valuation of ENERGY, with a minimum ratio of nine (9) times the value of FHWY (the “Share Exchange”). For example, if Energy was valued at approximately sixteen (16) times the value of FHWY, the Energy shareholders would receive one (1) share of FHWY for every two (2) shares of Energy, resulting in approximately thirty million (30,000,000) shares of FHWY outstanding at the completion of the Merger. In the event that the valuation provides for a ratio showing a valuation of ENERGY that is less than nine (9) times the value of FHWY and ENERGY shall have a right to terminate this Agreement.

(c)   Subject to and in consideration for the Merger, 105,000 shares of preferred stock of FHWY held by ENERGY shall be canceled.

(d)  The Share Exchange shall take place upon the terms and conditions provided for in this Agreement and in accordance with applicable law. If the Closing does not occur as set forth in Section 2.02 of this Agreement due to one Party’s failure to perform, then the other Party may terminate the Agreement.

(e)   Following the Merger of ENERGY into FHWY, the surviving corporation shall have the right to enter into new employment agreements, or amend or extend existing employment agreements with Michael Dunn, Robert Crowson, and other key management personnel as deemed necessary or proper by the FHWY board of directors and management.

Section 2.02.  Closing Location. The Closing of the Share Exchange and the other transactions contemplated by this Agreement will occur no later than August 1, 2013, or as soon as possible thereafter (the “Closing Date”), at a place and time mutually agreed by the Parties in writing.

Section 2.03.  ENERGY’s Closing Documents. At the Closing, ENERGY will tender to FHWY:

(a)  A copy of the independent valuation;

(b)  Certified copy of resolutions of the Board of Directors of ENERGY in a form satisfactory to FHWY, acting reasonably, authorizing:

(i)  the execution and delivery of this Agreement by ENERGY;

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(ii)  the transfer and registration of the ENERGY Shares in the name of FHWY and the issuance of one (1) new share certificate representing the ENERGY Shares in the name of FHWY; and

(iii)  consent to the merger of FHWY and ENERGY with FHWY as the surviving corporation.

(c)  Original share certificates issued in the name of ENERGY representing all of the shares of ENERGY (the “ENERGY Shares”), duly endorsed for transfer by ENERGY and marked “cancelled for transfer” or as otherwise directed by FHWY or its counsel, in accordance with the laws of the State of Nevada;

(d)  One (1) new share certificate issued by ENERGY in the name of FHWY representing the ENERGY Shares; and

(e)  A certified copy of the register of shareholders of ENERGY showing FHWY as the registered owner of the ENERGY Shares.

(f)  Original share certificate issued in the name of ENERGY representing the 105,000 shares of FHWY preferred stock to be canceled pursuant to the terms of this Agreement.

Section 2.04.  FHWY’s Closing Documents. At the Closing, FHWY will tender to ENERGY:

(a)  A certified copy of resolutions of the Board of Directors of FHWY in a form satisfactory to ENERGY and the ENERGY Shareholders, acting reasonably, authorizing:

(i)  the execution and delivery of this Agreement by FHWY; and

(ii)  the issuance or transfer of the Exchange Shares to the ENERGY Shareholders; and

(b)  Share certificates, registered in the name of the Shareholders of ENERGY as provided by ENERGY, representing the FHWY Common Stock.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01.  Each Party represents and warrants to the other Party that each of the warranties it makes is accurate in all respects and not misleading as at the date of this Agreement.

Section 3.02.  Each Party undertakes to disclose in writing to the other Party anything which is or may constitute a breach of or be inconsistent with any of the warranties immediately upon the same coming to its notice at the time of and after Completion.

Section 3.03.  Each Party agrees that each of the warranties it makes shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other warranty or any other term of this Agreement.

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Section 3.04.  Each Party acknowledges that the restrictions contained in Section 9.01 (Public Notices) and Section 9.10 (Confidentiality) shall continue to apply after the Completion under this Agreement without limit in time.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FHWY

Section 4.01.   Organization, Standing and Authority; Foreign Qualification. FHWY is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as presently conducted and as proposed to be conducted and is duly qualified or licensed as a foreign corporation in good standing in each jurisdiction in which the character of its properties or the nature of its business activities require such qualification.

Section 4.02.   Corporate Authorization. The execution, delivery and performance by FHWY of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of FHWY, and this Agreement constitutes a valid and binding agreement of FHWY. The Exchange Shares to be issued in accordance with this Agreement shall be duly authorized and, upon such issuance, will be validly issued, fully paid and non-assessable.

Section 4.03.   Capitalization. FHWY’s authorized capital stock currently consists solely of 150,000,000 shares of common stock, of which 1,885,949 shares are issued and outstanding as of the date hereof, 6,300,000 shares of Series A preferred stock, of which 105,000 are issued and outstanding as of the date hereof, and 13,700,000 shares of undesignated preferred stock, of which no shares are issued and outstanding as of the date hereof. All of such issued and outstanding shares of FHWY’s common stock are duly authorized, validly issued, fully paid and non-assessable. Except as otherwise disclosed to ENERGY herein, there are no outstanding options, warrants, agreements or rights to subscribe for or to purchase, or commitments to issue, shares of FHWY’s common stock or any other security of FHWY or any plan for any of the foregoing. Except as disclosed herein, FHWY is not obligated to register the resale of any of its common stock on behalf of any shareholder of FHWY under the Securities Act.

Section 4.04.  SEC Filings.

(a)   FHWY has delivered to ENERGY (i) FHWY’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, containing FHWY’s balance sheet at December 31, 2012 and statements of income, changes in stockholders' deficiency and cash flows of FHWY for the period from October 12, 2000 (date of inception) to the fiscal year ended December 31, 2012, along with a copy of the audit report of dbbmckennon, independent auditors; and (ii) quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2012, and March 31, 2013 (collectively, “FHWY’s Reports”). To the best of FHWY’s knowledge and belief, all of FHWY’s Reports as of their respective dates (i) comply in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, (ii) do not contain any untrue statement of a material fact, and (iii) do not omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and

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(b)   All documents which FHWY is responsible for filing with the SEC or any regulatory agency in connection with this Agreement will comply as to form in all material respects with the requirements of applicable law, and all of the information relating to FHWY in any document filed with the SEC or any other regulatory agency in connection with this Agreement or the transactions otherwise contemplated hereby shall be true and correct in all material respects.

Section 4.05.  Financial Statements. All financial statements included in FHWY’s Reports, including the related notes, fairly present, in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as indicated therein), the financial position of FHWY as of the dates thereof and the consolidated results of operations and changes in shareholders' equity and cash flows of FHWY for the periods then ended, subject, in the case of the interim financial statements, to normal and recurring year-end audit adjustments and except that the interim financial statements do not contain all of the notes required by GAAP.

Section 4.06.  Articles of Incorporation and Bylaws. (a) FHWY has heretofore delivered to ENERGY and the ENERGY Shareholders true, correct and complete copies of its Articles of Incorporation, certified by the Secretary of State of the State of Nevada and Bylaws or comparable instruments, certified by the corporate secretary thereof.

Section 4.07.  No Conflict. The execution, delivery and performance of this Agreement and the completion of the transactions contemplated herein will not:

(a)  violate any provision of the Articles of Incorporation, Bylaws or other charter or organizational document of FHWY;

(b)  violate, conflict with or result in the breach of any of the terms of, result in any modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract to which FHWY is a party or by or to which either of its assets or properties, may be bound or subject;

(c)  violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, or any agreement with, or condition imposed by, any governmental or regulatory body, foreign or domestic, binding upon FHWY or upon the securities, assets or business of FHWY;

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(d)  violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to FHWY or to the securities, properties or business of FHWY; or

(e)  result in the breach of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment of, any permit or license held by FHWY.

Section 4.08.  Actions and Proceedings. There is no litigation, suit, proceeding, action or claim at law or in equity, pending or to FHWY’s best knowledge threatened against or affecting FHWY or involving any of FHWY’s property or assets, before any court, agency, authority or arbitration tribunal, including, without limitation, any product liability, workers' compensation or wrongful dismissal claims, or claims, actions, suits or proceedings relating to toxic materials, hazardous substances, pollution or the environment that has not been disclosed to ENERGY in Schedule 4.08 herein. FHWY is not subject to or in default with respect to any notice, order, writ, injunction or decree of any court, agency, authority or arbitration tribunal.

Section 4.09.  Compliance with Laws. To the best knowledge of FHWY, it has complied with all laws, municipal bylaws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any governmental authority applicable to it, its properties or the operation of its business, except where the failure to comply will not have a material adverse effect on the business, properties, financial condition or earnings of FHWY.

Section 4.10.  True and Correct Copies. All documents furnished or caused to be furnished to ENERGY and the ENERGY Shareholders by FHWY are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

Section 4.11.  Compliance with Securities Act. Neither FHWY nor to the knowledge of FHWY anyone authorized to act on its behalf has taken, or will take, any action that would subject the issuance or sale of the Exchange Shares hereunder to the registration requirements of Section 5 of the Securities Act; provided however, the availability of an exemption from the registration requirements of Section 5 is based upon the accuracy and completeness of the representations and warranties of ENERGY on which FHWY will rely. In connection with the offer and sale of the Exchange Shares, FHWY has not conducted any form of general solicitation or general advertising including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media, or broadcast over radio, the Internet or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

Section 4.12.   Contracts.

(a)   Except as otherwise disclosed in this Agreement, FHWY is not a party to any:

(i)  contracts with any current or former officer, director, employee, consultant, agent or other representative having more than three (3) months to run from the date hereof or providing for an obligation to pay and/or accrue compensation of $100,000 or more per annum, or providing for the payment of fees or other consideration in excess of $100,000 in the aggregate to any officer or director of FHWY, or to any other entity in which FHWY has an interest;

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(ii) contracts for the purchase or sale of equipment or services that contain an escalation, renegotiation or re-determination clause or that can be cancelled without liability, premium or penalty only on ninety (90) days’ or more notice;

(iii) contracts for the sale of any of its assets or properties or for the grant to any person of any preferential rights to purchase any of its or their assets or properties;

(iv) contracts (including, without limitation, leases of real property) calling for an aggregate purchase price or payments in any one (1) year of more than $100,000 in any one case (or in the aggregate, in the case of any related series of contracts);

(v) contracts relating to the acquisition by FHWY of any operating business of, or the disposition of any operating business by, any other person;

(vi) executory contracts relating to the disposition or acquisition of any investment or of any interest in any person;

(vii) joint venture contracts or agreements;

(viii) contracts under which FHWY agrees to indemnify any party, other than in the ordinary course of business or in amounts not in excess of $100,000 or to share tax liability of any party;

(ix) contracts containing covenants of FHWY not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with FHWY in any line of business or in any geographical area;

(x) contracts for or relating to computers, computer equipment, computer software or computer services; or

(xi) contracts relating to the borrowing of money by FHWY or the direct or indirect guarantee by FHWY of any obligation for, or an agreement by FHWY to service, the repayment of borrowed money, or any other contingent obligations in respect of indebtedness of any other Person, including, without limitation:

(A)  any contract with respect to lines of credit;

(B)  any contract to advance or supply funds to any other person other than in the ordinary course of business;

(C)  any contract to pay for property, products or services of any other person even if such property, products or services are not conveyed, delivered or rendered;

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(D)  any keep-well, make-whole or maintenance of working capital or earnings or similar contract; or

(E)  any guarantee with respect to any lease or other similar periodic payments to be made by any other person; and

(xii)  any other material contract whether or not made in the ordinary course of business.

Section 4.13.   Operations of FHWY. Other than what has been disclosed to ENERGY, FHWY has not:

(a)  amended its Articles of Incorporation or Bylaws or merged with or into or consolidated with any other person or entity, subdivided or in any way reclassified any shares of its capital stock or changed or agreed to change in any manner the rights of its outstanding capital stock or the character of its business;

(b)  issued, reserved for issuance, sold or redeemed, repurchased or otherwise acquired, or issued options or rights to subscribe to, or entered into any contract or commitment to issue, sell or redeem, repurchase or otherwise acquire, any shares of its capital stock or any bonds, notes, debentures or other evidence or indebtedness;

(c)  declared or paid any dividends or declared or made any other distributions of any kind to its shareholders;

(d)  made any change in its accounting methods or practices or made any change in depreciation or amortization policies, except as required by law or generally accepted accounting principles;

(e)  made any loan or advance to any of its shareholders or to any of its directors, officers or employees, consultants, agents or other representatives, or made any other loan or advance, otherwise than in the ordinary course of business;

(f)  sold, abandoned or made any other disposition of any of its assets or properties;

(g)  granted or suffered any lien on any of its assets or properties;

(h)  entered into or amended any contracts to which it is a party, or by or to which it or its assets or properties are bound or subject, which would affect this Agreement;

(i)  made any acquisition of all or a substantial part of the assets, properties, securities or business of any other person or entity;

(j)  paid, directly or indirectly, any of its material liabilities before the same became due in accordance with its terms or otherwise than in the ordinary course of business;

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(k)  terminated or failed to renew, or received any written threat (that was no subsequently withdrawn) to terminate or fail to renew, any contract that is or was material to the assets, liabilities, business, property, operations, prospects, results of operations or condition (financial or otherwise) of FHWY; or

(l)  entered into any other contract or other transaction that materially increases the liabilities of FHWY.

Section 4.14.  Absence of Certain Changes. Since the latest filing date of FHWY’s Reports, there has been no event, change or development which could have a material adverse effect on FHWY.

Section 4.15.  Material Information. This Agreement, the Schedules attached hereto and all other information provided, in writing, by FHWY or representatives thereof to ENERGY, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement contained herein or therein not misleading. There are no facts or conditions which have not been disclosed to ENERGY in writing which, individually or in the aggregate, could have a material adverse effect on FHWY or a material adverse effect on the ability of FHWY to perform any of its obligations pursuant to this Agreement.

Section 4.16.  Brokerage. FHWY reserves the right to pay a reasonable broker’s commission to a licensed broker dealer in connections with the transactions contemplated in this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ENERGY

ENERGY represents to FHWY as follows:

Section 5.01.   Organization, Standing and Authority; Foreign Qualification. ENERGY is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as presently conducted and as proposed to be conducted and is duly qualified or licensed as a foreign corporation in good standing in each jurisdiction in which the character of its properties or the nature of its business activities require such qualification.

Section 5.02.   Authorization. The execution, delivery and performance by ENERGY of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action, as the case may be, on the part of ENERGY. ENERGY has duly executed and delivered this Agreement and this Agreement constitutes a valid and binding agreement of ENERGY. The ENERGY Shares to be transferred to FHWY in accordance with this Agreement have been duly authorized and validly issued, fully paid and non-assessable. Upon transfer of the ENERGY Shares, no Encumbrance shall exist thereon.

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Section 5.03.   Capitalization.

(a)   ENERGY’s capital stock consists of 100,000,000 authorized shares of common stock, of which 57,552,500 are issued and outstanding as of the date hereof; all of such issued and outstanding shares of ENERGY stock are duly authorized, validly issued, fully paid and non-assessable. There are no outstanding options, warrants, agreements or rights to subscribe for or to purchase, or commitments to issue, shares of ENERGY’s common stock or any other security of ENERGY or any plan for any of the foregoing.

(b)   None of the ENERGY Shares are subject to any option, right of first refusal or any other restriction on transfer, whether by contract, agreement, applicable law, regulation or statute, as the case may be.

Section 5.04.   Subsidiaries. ENERGY has no direct or indirect subsidiaries.

Section 5.06.  Restriction on Exchange Shares. ENERGY consents to FHWY making a notation on its records or giving instructions to any transfer agent of the restricted shares portion of the Exchange Shares in order to implement the restriction on transfer set forth and described herein. ENERGY has been independently advised as to, and is aware of, the restrictions with respect to trading in the Exchange Shares pursuant to the applicable securities laws.

Section 5.07.  Cooperation. If required by applicable securities laws or order of a securities regulatory authority, stock exchange or other regulatory authority, ENERGY will execute, deliver, file and otherwise assist FHWY in filing such reports, undertakings and other documents as may be required with respect to the issuance of the Exchange Shares.

Section 5.08.  Tax Advice. ENERGY is responsible for obtaining such legal, including tax, advice as it considers necessary or appropriate in connection with the execution, delivery and performance by it of this Agreement and the transactions contemplated herein.

Section 5.09.  No Conflict. The execution, delivery and performance of this Agreement and the completion of the transactions contemplated herein will not:

(a)   violate any provision of the Articles or Certificate of Incorporation, Bylaws or other charter or organizational document of ENERGY;

(b)   violate, conflict with or result in the breach of any of the terms of, result in any modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract to which ENERGY is a party or by or to which its assets or properties, including the ENERGY Shares, may be bound or subject;

(c)   violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, or any agreement with, or condition imposed by, any governmental or regulatory body, foreign or domestic, binding upon ENERGY or upon the securities, assets or business of ENERGY;

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(d)   violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to ENERGY or to the securities, properties or business of ENERGY; or

(e)   result in the breach of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment of, any permit or license held by ENERGY.

Section 5.10.  Articles of Incorporation and Bylaws.

(a)   ENERGY has heretofore delivered to FHWY true, correct and complete copies of its Articles of Incorporation, certified by the Secretary of State of the State of Nevada, and Bylaws or comparable instruments (certified by the corporate secretary thereof).

(b)   The minute books of ENERGY accurately reflect all actions taken at all meetings and consents in lieu of meetings of its respective shareholders, and all actions taken at all meetings and consents in lieu of meetings of its board of directors and all committees from the date of incorporation to the date hereof.

Section 5.11.  Compliance with Laws. To the best of ENERGY’s knowledge, ENERGY is not in violation of any applicable order, judgment, injunction, award or decree nor is it in violation of any federal, state, local or foreign law, ordinance or regulation or any other requirement of any governmental or regulatory body, court or arbitrator, other than those violations which, in the aggregate, would not have a material adverse effect on ENERGY and has not received written notice that any violation is being alleged.

Section 5.12.  Material Information. This Agreement, the Schedules attached hereto and all other information provided, in writing, by ENERGY or representatives thereof, to FHWY, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement contained herein or therein not misleading. There are no facts or conditions which have not been disclosed to FHWY in writing which, individually or in the aggregate, could have a material adverse effect on ENERGY or a material adverse effect on the ability of ENERGY to perform any of its obligations pursuant to this Agreement.

Section 5.13.   Actions and Proceedings. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving ENERGY. Other than what has been disclosed to FHWY in Schedule 5.13, there are no actions, suits or claims or legal, regulatory, administrative or arbitration proceedings pending or, to the knowledge of ENERGY, threatened against or involving ENERGY, its assets or the ENERGY Shares.

Section 5.14.   Contracts.

(a)  Except as otherwise disclosed in this Schedule 5.14 to this Agreement, ENERGY is not a party to any:

(i)  contracts with any current or former officer, director, employee, consultant, agent or other representative having more than three (3) months to run from the date hereof or providing for an obligation to pay and/or accrue compensation of $100,000 or more per annum, or providing for the payment of fees or other consideration in excess of $100,000 in the aggregate to any officer or director of ENERGY, or to any other entity in which ENERGY has an interest;

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(ii)  contracts for the purchase or sale of equipment or services that contain an escalation, renegotiation or re-determination clause or that can be cancelled without liability, premium or penalty only on ninety (90) days’ or more notice;

(iii)  contracts for the sale of any of its assets or properties or for the grant to any person of any preferential rights to purchase any of its assets or properties;

(iv)  contracts (including with limitation, leases of real property) calling for an aggregate purchase price or payments in any one year of more than $100,000 in any one case (or in the aggregate, in the case of any related series of contracts);

(v)  contracts relating to the acquisition by ENERGY of any operating business of, or the disposition of any operating business by, any other person;

(vi)  executory contracts relating to the disposition or acquisition of any investment or of any interest in any person;

(vii)  joint venture contracts or agreements;

(viii)  contracts under which ENERGY agrees to indemnify any party, other than in the ordinary course of business or in amounts in excess of $100,000, or to share tax liability of any party;

(ix)  contracts containing covenants of ENERGY not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with ENERGY in any line of business or in any geographical area;

(x)  contracts relating to the making of any loan by ENERGY;

(xi)  contracts relating to the borrowing of money by ENERGY or the direct or indirect guarantee by ENERGY of any obligation for, or an agreement by ENERGY to service, the repayment of borrowed money, or any other contingent obligations in respect of indebtedness of any other Person, including, without limitation:

(A)  any contract with respect to lines of credit;

(B)  any contract to advance or supply funds to any other person other than in the ordinary course of business;

(C)  any contract to pay for property, products or services of any other person even if such property, products or services are not conveyed, delivered or rendered;

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(D)  any keep-well, make-whole or maintenance of working capital or earnings or similar contract; or

(E)  any guarantee with respect to any lease or other similar periodic payments to be made by any other person; and

(xii)  contracts for or relating to computers, computer equipment, computer software or computer services; or

(xiii)  any other material contract whether or not made in the ordinary course of business.

Section 5.15.  ENERGY’s Financial Statements. ENERGY will provide true and correct financial statements of its operation since formation to FHWY.

Section 5.16.   Operations of ENERGY. Except as contemplated by this Agreement, since the date of ENERGY’s incorporation, ENERGY has not:

(a)  amended ENERGY’s Certificate or Articles of Incorporation or Bylaws or merged with or into or consolidated with any other person or entity, subdivided or in any way reclassified any shares of its capital stock or changed or agreed to change in any manner the rights of ENERGY’s outstanding capital stock or the character of ENERGY’s business;

(b)  issued, reserved for issuance, sold or redeemed, repurchased or otherwise acquired, or issued options or rights to subscribe to, or entered into any contract or commitment to issue, sell or redeem, repurchase or otherwise acquire, any shares of ENERGY’s capital stock or any bonds, notes, debentures or other evidence or indebtedness;

(c)  declared or paid any dividends or declared or made any other distributions of any kind to ENERGY’s shareholders;

(d)  made any loan or advance to any of ENERGY’s directors, officers or employees, consultants, agents or other representatives, or made any other loan or advance, otherwise than in the ordinary course of business;

(e)  sold, abandoned or made any other disposition of any of ENERGY’s assets or properties;

(f)  granted or suffered any lien on any of ENERGY’s assets or properties;

(g)  entered into or amended any contracts to which ENERGY is a party, or by or to which ENERGY or ENERGY’s assets or properties are bound or subject which would affect this Agreement;

(h)  made any acquisition of, or entered into any agreement to acquire, all or a substantial part of the assets, properties, securities or business of any other person or entity on behalf of ENERGY;

(i)  paid, directly or indirectly, any of ENERGY’s material liabilities before the same became due in accordance with its terms or otherwise than in the ordinary course of business;

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(j)  terminated or failed to renew, or received any written threat (that was no subsequently withdrawn) to terminate or fail to renew, any contract that is or was material to the assets, liabilities, business, property, operations, prospects, results of operations or condition (financial or otherwise) of ENERGY; or

(k)  entered into any other contract or other transaction that materially increases the liabilities of ENERGY.

Section 5.17.  Absence of Certain Changes. Since the date of incorporation, there has been no event, change or development which could have a material adverse effect on ENERGY.

Section 5.18.  Brokerage. ENERGY reserves the right to pay a reasonable broker’s commission to a licensed broker dealer in connections with the transactions contemplated in this Agreement.

ARTICLE VI

ENERGY’S COVENANTS AND AGREEMENTS

Section 6.01.  Conduct of Businesses in the Ordinary Course. From the date of this Agreement to the Closing Date, ENERGY shall conduct its business substantially in the manner in which it is currently conducted and to not undertake any of the actions specified in Section 5.16, nor enter into any contract described in Section 5.14, without the prior written consent of FHWY.

Section 6.02.  Preservation of Permits and Services. From the date of this Agreement to the Closing Date, ENERGY shall use its best efforts to preserve any permits and licenses in full force and effect and to keep available the services, and preserve the goodwill, of its present officers, employees, agents, and consultants.

Section 6.03.   Litigation. From the date of this Agreement to the Closing Date, ENERGY shall notify FHWY promptly of any actions or proceedings of the type described in Section 5.13 that from the date hereof are threatened or commenced against ENERGY or against any officer, director, employee, properties or assets of ENERGY with respect to ENERGY’s affairs, or against any of the ENERGY Shares and of any requests for information or documentary materials by any governmental or regulatory body in connection with the transactions contemplated hereby.

Section 6.04.  Conduct of ENERGY Pending the Closing Date. From the date of this Agreement to the Closing Date: (a) ENERGY shall use its best efforts to conduct its affairs in such a manner so that, except as otherwise contemplated or permitted by this Agreement, the representations and warranties contained in Article V shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date; and (b) ENERGY shall promptly notify FHWY of any event, condition or circumstance occurring from the date of this Agreement to the Closing Date that would constitute a violation or breach of this Agreement by ENERGY.

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Section 6.05.  Acquisition Proposals. From the date of this Agreement to the Closing Date, neither ENERGY nor any of its officers, directors, affiliates, employees, representatives or agents, shall, directly or indirectly, solicit, initiate or participate in any way in discussions or negotiations with, or provide any information or assistance to, or enter into any contract with any person, entity or group (other than FHWY) concerning any acquisition of a substantial equity interest in, or in a merger, consolidation, liquidation, dissolution, disposition of assets of ENERGY or any disposition of any of the ENERGY Shares (an “Acquisition Proposal”) (other than pursuant to the transactions contemplated by this Agreement), or assist or participate in, facilitate or encourage any effort or attempt by any other person or entity to do or seek to do any of the foregoing. ENERGY shall promptly communicate to FHWY the terms of any Acquisition Proposal, which it may receive.

ARTICLE VII

FHWY’S COVENANTS AND AGREEMENTS

Section 7.01.  Conduct of Businesses in the Ordinary Course. From the date of this Agreement to the Closing Date, FHWY shall conduct its businesses substantially in the manner in which it is currently conducted and shall not enter into any contract described in Sections 4.13, or undertake any of the actions specified in Sections 4.14, without the prior written consent of ENERGY.

Section 7.02.  Preservation of Permits and Services. From the date of this Agreement to the Closing Date, FHWY shall use its best efforts to preserve any permits and licenses in full force and effect and to keep available the services of its present officers, employees, consultants and agents and to preserve its goodwill.

Section 7.03.   Litigation. From the date of this Agreement to the Closing Date, FHWY shall notify ENERGY of any actions or proceedings of the type described in Sections 4.09 that are threatened or commenced against FHWY or against any officer, director, employee, properties or assets of FHWY with respect to its affairs and of any requests for information or documentary materials by any governmental or regulatory body in connection with the transactions contemplated hereby.

Section 7.04.  Conduct of FHWY Pending the Closing. From the date hereof through the Closing Date:

(a)  FHWY shall use its best efforts to conduct its affairs in such a manner so that, except as otherwise contemplated or permitted by this Agreement, the representations and warranties contained in Article IV shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date; and

(b)  FHWY shall promptly notify ENERGY of any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of this Agreement by FHWY.

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Section 7.05.   Corporate Examinations and Investigations. Prior to the Closing Date, ENERGY shall be entitled, through its employees and representatives, to make any investigation of the assets, liabilities, properties, business and operations of FHWY, and such examination of the books, records, tax returns, results of operations and financial condition of FHWY. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and FHWY and the employees and representatives of FHWY, including without limitation, their counsel and independent public accountants, shall cooperate fully with such representatives in connection with such reasonable review and examination.

ARTICLE VIII

TERMINATION

Section 8.01.   Termination.

(a)  Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement shall be abandoned at any time prior to the Closing:

(i) by mutual written consent of FHWY and ENERGY;

(ii) by ENERGY if the valuation conditions in Section 2.01(b) are not satisfied;

(ii)               by either FHWY or ENERGY in the event that a temporary restraining order, preliminary or permanent injunction or other judicial order preventing the consummation of the Merger or any of the other transactions contemplated hereby shall have become final and non-appealable, provided that, the party seeking to terminate this Agreement pursuant to this clause (ii) shall have used all commercially reasonable efforts to have such order, injunction or other order vacated;

(iv) by either ENERGY or FHWY, if the Closing does not occur on or prior to September 30, 2013 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this clause (iii) shall not be available to any Party whose material breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;

(v) by FHWY if FHWY is not then in material breach of this Agreement and if there shall have been any breach by ENERGY (which has not been waived) of one or more of its representations or warranties, covenants or agreements set forth in this Agreement, which breach or breaches shall not have been cured within thirty (30) days following receipt by ENERGY of written notice of such breach, or such longer period in the event that such breach cannot reasonably be expected to be cured within such 30-day period and ENERGY is diligently pursuing such cure, but in no event later than the Termination Date;

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(vi)  by ENERGY if ENERGY is not then in material breach of this Agreement and if there shall have been any breach by FHWY (which has not been waived) of one or more of its representations or warranties, covenants or agreements set forth in this Agreement, which breach or breaches shall not have been cured within thirty (30) days following receipt by FHWY of written notice of such breach; or

(vii)  by either ENERGY or FHWY if the Closing shall not have occurred on or before the Termination Date and both ENERGY and FHWY are in material breach of this Agreement.

(b)  In the event of termination by ENERGY or FHWY pursuant to this Section 8.01, written notice thereof shall forthwith be given to the other Party and the transactions contemplated by this Agreement shall be terminated, without further action by any Party.

Section 8.02.   Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 8.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 8.01 and this Section 8.02; (ii) Section 9.15 relating to certain expenses; and (iii) Section 9.01 relating to publicity. Nothing in this Section 8.02 shall be deemed to release any Party from any liability for any breach by such Party of the terms, conditions, covenants and other provisions of this Agreement or to impair the right of any Party to compel specific performance by any other Party of its obligations under this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.01.  Public Notices. The Parties agree that all notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated and no Party shall act unilaterally in this regard without the prior approval of the others, such approval not to be unreasonably withheld.

Section 9.02.  Time. Time shall be of the essence hereof.

Section 9.03.  Notices. Any notice or other writing required or permitted to be given hereunder or for the purposes hereof shall be sufficiently given if delivered or faxed to the Party to whom it is given or, if mailed, by prepaid registered mail addressed to such Party at:

if to ENERGY, at:

F.I.T.T. Energy Products, Inc.

Michael Dunn

26381 Crown Valley Parkway, #230

Mission Viejo, CA 92691

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if to FHWY, at:

FITT Highway Products, Inc.

Michael Dunn

26381 Crown Valley Parkway, #230

Mission Viejo, CA 92691

or at such other address as the Party to whom such writing is to be given shall have last notified to the Party giving the same in the manner provided in this article. Any notice mailed shall be deemed to have been given and received on the fifth Business Day next following the date of its mailing unless at the time of mailing or within five (5) Business Days thereafter there occurs a postal interruption which could have the effect of delaying the mail in the ordinary and usual course, in which case any notice shall only be effectively given if actually delivered or sent by telecopy. Any notice delivered or faxed to the Party to whom it is addressed shall be deemed to have been given and received on the Business Day next following the day it was delivered or faxed.

Section 9.04.  Governing Law; Venue; Submission to Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with, the internal laws of the State of California without regard to the conflict of laws principles thereof as the same apply to agreements executed solely by residents of the State of California and wholly to be performed within the State of California. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of California in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense or inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

Section 9.05.  Settlement of Disputes. Any dispute arising out of or in connection with this Agreement, including, without limitation, any question regarding its existence, validity, interpretation, breach, or termination (a "Dispute"), which cannot be amicably settled between the Parties, shall be finally and exclusively resolved by arbitration in the State of California.

Section 9.06. Severability. If a court of competent jurisdiction determines that any one or more of the provisions contained in this Agreement is invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless in either case as a result of such determination this Agreement would fail in its essential purpose.

Section 9.07.  Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, oral or written, by and between any of the Parties with respect to the subject matter hereof.

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Section 9.08.  Further Assurances. The Parties shall with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to give effect to the purpose of this Agreement and carry out its provisions whether before or after the Closing Date.

Section 9.09.  Inurement. This Agreement and each of the terms and provisions hereof shall inure to the benefit of and be binding upon the Parties and their respective heirs, executors, administrators, personal representatives, successors and assigns.

Section 9.10.  Confidentiality.

(a) All aspects and terms of the transaction contemplated by this Agreement and all information and data in whatever form (including written, oral or electronic) related thereto received by a Party from the other Party (collectively, “Confidential Information”) shall be held in strict confidence by the Parties, and not disclosed to any third parties except as otherwise set forth in this Section 9.10. The Parties agree to treat all information furnished by or on behalf of any Party hereto in accordance with the provisions of this Section 9.10 and to take, or abstain from taking, the other actions set forth herein. The Parties agree that the Confidential Information shall be used solely for the purpose of evaluating the transactions contemplated hereby and will be kept confidential by such Party, its officers, directors, employees, representatives, agents and advisors, provided that either Party may, without such approval, disclose Confidential Information: (i) to the receiving Party’s officers, directors, employees, representatives, agents and advisors, including outside professional advisors, who need to know the Confidential Information for the purpose of evaluating the Acquisition and agree in writing to be bound by the terms of confidentiality set forth in this Section 9.10, (ii) to any bank or financial institution from whom such Party is seeking or obtaining finance, upon obtaining a similar undertaking of confidentiality (but excluding this proviso) from such bank or institution, (iii) to which the disclosing Party has consented to in writing, (iv) as required by applicable law or the requirements of any recognized stock exchange in compliance with its rules and regulations, (v) to any government agency or tax authority lawfully requiring such information, or (vi) to any court of competent jurisdiction acting in pursuance of its powers.

(b) If this Agreement is terminated in accordance with Article VIII hereof, a Party that has received Confidential Information from the other Party shall return such Confidential Information to the other Party upon its written request and will not retain any copies, extracts or other reproductions thereof. If any Party or any of its representatives are requested in any proceeding to disclose any of the Information, such Party will provide the disclosing Party with prompt prior written notice of such request so that the disclosing Party may seek a protective order or other appropriate remedy or waive compliance with the terms of this Agreement.

(c) The Parties agree that, without the prior written consent of the other Party, which may be withheld in such Party’s sole discretion, none of the Parties shall disclose any provision of this Agreement, or its existence, to any third party except as otherwise set forth in this Section 9.10.

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Section 9.11.  Public Disclosure. Before the Closing and except as otherwise agreed by the Parties, no Party will make any public release of information regarding the transactions contemplated hereby, except as may be required by such Party pursuant to any applicable law, rules, regulations or statutes.

Section 9.12.  Assignment, Successors and Assigns. Neither Party may assign (directly, or indirectly by way of merger, amalgamation, stock sale or any similar procedure) any of its rights or obligations hereunder.

Section 9.13.  Waiver. Except as provided in this Article, no action taken or inaction pursuant to this Agreement will be deemed to constitute a waiver of compliance with any warranties, conditions or covenants contained in this Agreement and will not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature. No waiver of any right under this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

Section 9.14.  Counterparts. This Agreement may be executed in as many counterparts as may be necessary or by facsimile and each such counterpart agreement or facsimile so executed shall be deemed to be an original and such counterparts and facsimile copies together shall constitute one and the same instrument and shall be valid and enforceable.

Section 9.15. Fees and Costs. Each Party shall pay their own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

[Remainder of page intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF the Parties hereto have set their hand and seal as of the day and year first above written.

FITT HIGHWAY PRODUCTS, INC.	F.I.T.T. ENERGY PRODUCTS, INC.,
a Nevada corporation	a Nevada corporation

Name: Michael R Dunn	Name: Michael R Dunn
Title: CEO	Title: CEO

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SCHEDULE 4.08

FHWY ACTIONS AND PROCEEDINGS

California Employment Development Department collection action for past-due payroll taxes, including penalties and interest, totaling approximately $91,100

Internal Revenue Service collection action for past-due payroll taxes, including penalties and interest, totaling approximately $184,600

California Franchise Tax Board collection action for past-due income taxes, including penalties and interest, totaling approximately $10,100

California Recycle collection action for past-due recycling fees totaling approximately $15,055

Judgment on behalf of Big Four Distributing for unpaid accounts payable totaling approximately $24,100

Judgment on behalf of Worldwide Express for unpaid accounts payable totaling approximately $8,000

Schedule 4.08

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SCHEDULE 5.13

ENERGY ACTIONS AND PROCEEDINGS

None.

Schedule 5.13

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SCHEDULE 5.14

ENERGY CONTRACTS

Exclusive Master Marketing Agreement with GRIPS Marketing Corporation dated October 11, 2011 – initial term of 5 years

Product Development & Marketing Agreement with Rand Scott M.D. dated March 1, 2012 – initial term 24 months

Consulting Agreement with Andrew Loza dated January 5, 2013 – initial term 12 months

Consulting Agreement with Anna Rawson dated March 12, 2013 – initial term 24 months

Brokerage Agreement with SummitHill Sales & Marketing dated March 19, 2013 – initial term “year to year”

Schedule 5.14

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